                                                                     EXHIBIT 2.7

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                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                                  ZEFER CORP.

                             WAITE & COMPANY, INC.

                                 THOMAS WAITE

                                  ALLAN COHEN

                                      AND

                                  FRED LUCONI


                        Dated as of September 13, 1999



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

                               TABLE OF CONTENTS

ARTICLE I

     PURCHASE AND SALE OF THE SHARES......................................   1
          SECTION 1.1  Basic Transaction..................................   1
          SECTION 1.2  Purchase Price.....................................   1
          SECTION 1.3  The Closing........................................   2
          SECTION 1.4  Material Adverse Effect............................   2

ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................   2
          SECTION 2.1  Sellers............................................   3
          SECTION 2.2  Authority..........................................   3
          SECTION 2.3  Noncontravention...................................   3
          SECTION 2.4  Brokers' Fees......................................   3
          SECTION 2.5  The Shares.........................................   3
          SECTION 2.6  Investment Representations.........................   3

ARTICLE III

     REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY................   4
          SECTION 3.1  Organization and Qualification and Other
                         Equity Interests.................................   4
          SECTION 3.2  Authority..........................................   4
          SECTION 3.3  Articles of Organization and By-Laws...............   4
          SECTION 3.4  Capitalization.....................................   4
          SECTION 3.5  No Conflict; Required Filings and Consents.........   5
          SECTION 3.6  Compliance, Permits................................   6
          SECTION 3.7  Financial Statements...............................   6
          SECTION 3.8  Absence of Certain Changes or Events...............   6
          SECTION 3.9  No Undisclosed Liabilities.........................   7
          SECTION 3.10 Absence of Litigation.............................    7
          SECTION 3.11 Employee Benefit Plans, Employment Agreements.....    7
          SECTION 3.12 Labor Matters.....................................    9
          SECTION 3.13 Restrictions on Business Activities...............    9
          SECTION 3.14 Title to Property.................................    9
          SECTION 3.15 Taxes.............................................    9
          SECTION 3.16 Environmental Matters.............................   11
          SECTION 3.17 Intellectual Property.............................   11
          SECTION 3.18 Immigration Compliance............................   11
          SECTION 3.19 Insurance.........................................   12

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
          SECTION 3.20 Accounts Receivable...............................   12
          SECTION 3.21 Brokers...........................................   12
          SECTION 3.22 Change in Control Payments........................   13
          SECTION 3.23 Expenses..........................................   13
          SECTION 3.24 Full Disclosure...................................   13

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF THE BUYER.........................   13
          SECTION 4.1  Organization and Qualification.....................  13
          SECTION 4.2  Charter and By-Laws................................  13
          SECTION 4.3  Authority Relative to this Agreement...............  14
          SECTION 4.4  No Conflict, Required Filings and Consents.........  14
          SECTION 4.5  Capitalization.....................................  14
          SECTION 4.6  Purchase for Investment............................  15
          SECTION 4.7  Financial Condition................................  15
          SECTION 4.8  Title; Condition of Property.......................  15
          SECTION 4.9  Intellectual Property Rights.......................  15
          SECTION 4.10 Litigation........................................   16
          SECTION 4.11 No Defaults.......................................   16
          SECTION 4.12 Taxes.............................................   16
          SECTION 4.13 Agreements........................................   16
          SECTION 4.14 Compliance........................................   17
          SECTION 4.15 Validity of Shares................................   17
          SECTION 4.16 Related Party Transactions........................   17
          SECTION 4.17 Exemptions from Securities Laws...................   17
          SECTION 4.18 Disclosure........................................   17
          SECTION 4.19 Brokers...........................................   17

ARTICLE V

     CONDUCT OF BUSINESS PENDING THE CLOSING.............................   17
          SECTION 5.1  Conduct of Business by the Company Pending
                         the Closing.....................................   17
          SECTION 5.2  No Solicitation....................................  19

ARTICLE VI

     ADDITIONAL AGREEMENTS................................................  20
          SECTION 6.1  Access to Information............................... 20
          SECTION 6.2  Consents; Approvals................................. 20
          SECTION 6.3  Notification of Certain Matters..................... 21
          SECTION 6.4  Further Action...................................... 21
          SECTION 6.5  Public Announcements................................ 21
          SECTION 6.6  Conveyance Taxes.................................... 21

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

          SECTION 6.7  Preparation and Filing of Tax Returns and
                         Liability for Taxes..............................  21
          SECTION 6.8  Partnership Interest; Artwork......................  22
          SECTION 6.9  Reservation of Shares..............................  22
          SECTION 6.10 Noncompetition/Nonsolicitation....................   22
          SECTION 6.11 Confidentiality...................................   23
          SECTION 6.12 Repayment of Loan.................................   24
          SECTION 6.13 Pre-Closing Date Distribution.....................   24

ARTICLE VII

     CONDITIONS TO CLOSING................................................  25
          SECTION 7.1  Conditions to Obligation of Each Party to Closing..  25
          SECTION 7.2  Additional Conditions to Obligations of Buyer......  26
          SECTION 7.3  Additional Conditions to Obligation of the Sellers.  27

ARTICLE VIII

     TERMINATION..........................................................  28
          SECTION 8.1  Termination........................................  28
          SECTION 8.2  Effect of Termination..............................  29
          SECTION 8.3  Fees and Expenses..................................  29

ARTICLE IX

     INDEMNIFICATION......................................................  29
          SECTION 9.1  Survival of Representations and Warranties.........  29
          SECTION 9.2  Indemnification by the Sellers.....................  29
          SECTION 9.3  Indemnification by the Buyer.......................  30
          SECTION 9.4  Third Person Claims................................  30
          SECTION 9.5  Limitations on Indemnification.....................  31
          SECTION 9.6  Method of Payment..................................  31

     SECTION 9.7  Exclusive Remedy........................................  31

ARTICLE X

     GENERAL PROVISIONS...................................................  31
          SECTION 10.1 Disclosure........................................   32
          SECTION 10.2 Notices...........................................   32
          SECTION 10.3 Certain Definitions...............................   33
          SECTION 10.4 Amendment.........................................   33
          SECTION 10.5 Waiver............................................   33
          SECTION 10.6 Headings..........................................   34

          SECTION 10.7   Severability...................................... 34
          SECTION 10.8   Entire Agreement.................................. 34
          SECTION 10.9   Assignment........................................ 34
          SECTION 10.10  Parties in Interest..............................  34
          SECTION 10.11  Failure or Indulgence Not Waiver; Remedies
                            Cumulative....................................  34
          SECTION 10.12  Governing Law....................................  35
          SECTION 10.13  Counterparts.....................................  35

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

                           SCHEDULE AND EXHIBIT LIST


Schedule 1.2           Allocation of Buyer Common Stock

Schedule 2.6           Investment Representations

Exhibit 6.9            Allocation of Employee Stock Options

Exhibit 7.2(e)         Form of Senior Management Agreement

Exhibit 7.2(f)         Stockholders Agreement and Form of Joinder

Exhibit 7.3(f)         Registration Agreement and Form of Joinder

                           STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT is dated as of September 13, 1999 (this "Agreement"), among ZEFER Corp., a Delaware corporation (the "Buyer"), Waite & Company, Inc., a Massachusetts corporation (the "Company"), Thomas Waite, Allan Cohen and Fred Luconi (each a "Seller" and collectively the "Sellers").

                                   Recitals

     Whereas, the Sellers are the beneficial and record owners of all of the outstanding capital stock of the Company (the "Shares");

     Whereas, the Buyer desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to the Buyer; and

     Whereas, the payments provided for herein and the agreements set forth herein constitute good and valuable consideration to the Sellers and the Sellers acknowledge that the Buyer is relying upon the promises and indemnities made by the Sellers herein as a material inducement to enter into this Agreement.

     Now, Therefore, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

     SECTION 1.1 Basic Transaction. The Sellers hereby agree to sell to the Buyer, and the Buyer hereby agrees to purchase from the Sellers, at the Closing, subject to and upon the terms and conditions contained herein, the Shares.

     SECTION 1.2 Purchase Price. The purchase price (the "Purchase Price") which the Buyer shall pay for the Shares and in consideration of the agreements and covenants of the Sellers contained herein is as follows:

     (a) Cash Consideration. At the Closing, the Buyer shall pay to the Sellers an aggregate of $8,034,051.95 in cash, payable at Sellers' option by bank or certified check or by wire transfer of immediately available funds.

     (b) Stock Consideration. At the Closing, Buyer shall issue to each Seller the number of shares of its common stock, $.01 par value per share (the "Buyer Common Stock") set forth next to such Seller's name on Schedule 1.2.

     SECTION 1.3 The Closing. The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Ropes & Gray, One International Place, Boston Massachusetts 02110, or at such other place as may be agreed to by the Buyer and the Sellers, on September 13, 1999 or on such date not later than September 17, 1999 as may be agreed to by the Buyer and the Sellers (the "Closing Date").

     (a)  At the Closing:

            (i) the Company and the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.2 below;

            (ii) the Buyer shall deliver to the Company and the Sellers the various certificates, instruments and documents referred to in Section 7.3 below;

            (iii) the Sellers will deliver to the Buyer stock certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents; and

            (iv) the Buyer shall deliver to the Sellers the cash portion of the Purchase Price payable at Closing and, subject to the terms and conditions of the Senior Management Agreements, shall issue to the Sellers the Buyer Common Stock to be held by the Company as provided in the Senior Management Agreements.

     SECTION 1.4 Material Adverse Effect. When used in connection with the Company, or Buyer or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, properties, assets (including intangible assets), prospects, financial condition or results of operations of the Company or Buyer and its subsidiaries, as the case may be, in the case of the Buyer and its subsidiaries taken as a whole, or (b) is delaying or preventing or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each of the Sellers hereby represents and warrants to the Buyer, severally and not jointly, that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Sellers to Buyer that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Articles II and III (the "Seller Disclosure Schedule"):

     SECTION 2.1 Sellers. Such Seller is an individual residing at the address indicated on the signature page hereto.

     SECTION 2.2 Authority. Such Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and legally binding obligation of such Seller, enforceable against him in accordance with its terms and conditions, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally. Such Seller need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any other third party in order to consummate the transactions contemplated by this Agreement.

     SECTION 2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which such Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other legally binding arrangement to which such Seller is a party or by which he is bound or to which any of his assets is subject.

     SECTION 2.4 Brokers' Fees. Except for the obligations of Thomas Waite and Allan Cohen to Fred Luconi under the Letter Agreement dated as of September 10, 1999 among the Sellers, such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

     SECTION 2.5 The Shares. Such Seller holds of record and owns beneficially that number of the issued and outstanding shares of common stock of the Company indicated on the signature page hereto, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), mortgages, pledges, liens, encumbrances, charges, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

     SECTION 2.6 Investment Representations. Each of the Sellers hereby severally makes the representations and warranties set forth in Schedule 2.6 with respect to such Seller's purchase of the Buyer Common Stock.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

     The Company and Sellers hereby represent and warrant to Buyer, jointly and severally, that, except as set forth in the Seller Disclosure Schedule:

     SECTION 3.1  Organization and Qualification and Other Equity Interests.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Except for its interest in Waite & Company Investment Partnership, a Massachusetts limited partnership (the "Partnership"), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.2 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally.

     SECTION 3.3 Articles of Organization and By-Laws. Attached to the Seller Disclosure Schedule are complete and correct copies of the Articles of Organization and By-Laws of the Company as amended to date. Such Articles of Organization and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Organization or By-Laws.

     SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of 200,000 shares of common stock, with no par value ("Company Common Stock"). As of the date hereof, 1,030 shares of Company Common Stock (constituting all of the Shares) are issued and outstanding, all of which are validly issued, fully paid and nonassessable, subject to no preemptive or similar rights, and no shares are held in treasury. The ownership of the outstanding shares of Company Common Stock is set forth in
Section 3.4 of the Seller Disclosure Schedule. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

     SECTION 3.5  No Conflict; Required Filings and Consents.

     (a)  Section 3.5(a) of the Seller Disclosure Schedule includes a list of
(i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company of less than $10,000 in any single instance but not more than $50,000 in the aggregate (collectively, the "Contracts"). The Company has furnished to the Buyer true and correct copies of the agreements set forth in Section 3.5 of the Seller Disclosure Schedule and requested by the Buyer or its authorized representative.

     (b) (i) The Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the Contracts,
(ii) to the knowledge of the Company or the Sellers, no other party to any of the Contracts has breached or is in default of any of its obligations thereunder, and (iii) each of the Contracts is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that are immaterial in amount and significance.

     (c) The execution and delivery of this Agreement by the Company and the Sellers does not, and the performance of this Agreement by the Company and the Sellers and the consummation of the transactions contemplated hereby will not,
(i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a security interest, lien, claim, encumbrance or any other restriction on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the

Company or any of its properties is bound or affected, except in any such case for conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and state securities laws ("Blue Sky Laws").

     SECTION 3.6  Compliance, Permits.

     (a) The Company is not in conflict with, or in default or violation of, any Law applicable to the Company or by which any of its properties is bound or affected except where such conflict, default or violation would not have a Material Adverse Effect.

     (b) The Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary for the operation of the business of the Company as it is now being conducted (collectively, the "Company Permits"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

     SECTION 3.7  Financial Statements.

     (a) Attached to the Seller Disclosure Schedule are (i) the unaudited balance sheet of the Company as of December 31, 1998, together with the related statement of income for the year then ended (the "Year-End Financial Statements"), and (ii) the unaudited balance sheet of the Company as of July 31, 1999 and the related statement of income for the seven months then ended (the "Seller Interim Financial Statements", and together with the Year-End Financial Statements, collectively, the "Financial Statements").

     (b) Each of the Financial Statements was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except for the absence of footnotes, and each fairly presents in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations, cash flows and stockholder equity for the periods indicated, except that the Seller Interim Financial Statements are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.8 Absence of Certain Changes or Events. Since July 31, 1999, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) except as set forth in Section
3.8 of the Seller Disclosure

Schedule, any amendments or changes in the Articles of Organization or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that has had a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material sale or revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Buyer pursuant to Section 5.1 had such action or event occurred after the date of this Agreement; or (g) any sale of the property or assets of the Company, except in the ordinary course of business.

     SECTION 3.9 No Undisclosed Liabilities. The Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities or obligations (a) adequately reflected or reserved for in the Financial Statements, (b) current liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practice, or (c) incurred in connection with this Agreement.

     SECTION 3.10 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company or the Sellers, threatened against the Company or any properties or rights of the Company before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body.

     SECTION 3.11 Employee Benefit Plans, Employment Agreements.

     (a) Section 3.11 (a) of the Seller Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current employment or executive compensation agreement, written or otherwise, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (all such plans, practices, programs and arrangements are referred to as the "Company Employee Plans"). There have been made available to Buyer copies of (i) the most recent annual report on Form 5500, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent Internal Revenue Service determination letter with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

     (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person under, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and neither the Company nor the Sellers has any knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; and (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the knowledge of the Company or the Sellers, threatened with respect to any Company Employee Plan.

     (c) Section 3.11(c) of the Seller Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; or (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 3.11(c) of the Seller Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

     (d) Section 3.11(d) of the Seller Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $50,000 (iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with outstanding commitments exceeding $50,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     SECTION 3.12 Labor Matters. (i) There are no material controversies pending or, to the knowledge of the Company or the Sellers, threatened between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company or any Seller know of any activities or proceedings of any labor union to organize any such employees; and
(iii) neither the Company nor any Seller has knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

     SECTION 3.13 Restrictions on Business Activities. Except for this Agreement, to the Sellers' or the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or, to the Sellers' or the Company's knowledge, any other person which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company as currently conducted or as proposed to be conducted by the Company.

     SECTION 3.14 Title to Property. The Company has good and marketable title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would have a Material Adverse Effect; and, to the knowledge of the Sellers and the Company, all leases pursuant to which the Company leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Sellers and the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default thereunder). The Company does not own any real property.

     SECTION 3.15  Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b)  Except as set forth in Section 3.15 of the Seller Disclosure
Schedule, (i) all Tax Returns of the Company which are required to have been filed have been filed on a timely basis with the appropriate authorities and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes required to have been paid by the Company have been paid in full on a timely basis to the appropriate authorities, and (iii) all Taxes or other amounts required to have been collected or withheld by the Company have been timely and properly collected or withheld.

     (c)  Except as set forth in Section 3.15 of the Seller Disclosure Schedule,
(i) no Taxing authority has asserted in writing any adjustment, deficiency, or assessment that could result in additional Tax for which the Company is or may be liable, (ii) there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Company has received notice relating to any Tax for which the Company is or may be liable, (iii) no statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended, (iv) the due date of any Tax Returns that the Company is required to file has not been extended, and (v) the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding.

     (d) There are no liens on any of the assets of the Company which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable.

     (e) Except to the extent arising out of the transactions contemplated by this Agreement, the Company is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment of a compensatory nature that would not be deductible by reason of Section 162, 280G or 404 of the Code.

     (f) The liability for "Accrued Special Bonuses" posted on the Closing Balance Sheet (item 2170 on the Closing Balance Sheet) will be deductible by the Company for federal income tax purposes no later than the year in which such bonus or other compensation is paid.

     (g) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return, and the Company is not liable for the Taxes of any other person, whether under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

     (h) The Company at all times since November 27, 1995 has been an S corporation within the meaning of Section 1361 of the Code.

     (i) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations, (iii) the federal, state and local income Tax Returns of the Company, and (iv) correspondence between the Company and all Taxing authorities for its last three (3) taxable years have previously been furnished to the Buyer and such Tax Returns are true, correct and complete in all material respects.

     SECTION 3.16 Environmental Matters. The Company: (i) has obtained all approvals, if any (collectively, the "Environmental Approvals"), which are required to be obtained by it under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its respective agents ("Environmental Laws"); (ii) is in compliance with all terms and conditions of such required Environmental Approvals, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; and (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

     SECTION 3.17  Intellectual Property.   The patents, patent applications,
trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other proprietary rights necessary to the conduct of the business of the Company are owned by or licensed to the Company and listed in Section 3.17 of the Seller Disclosure Schedule. The Company has not licensed from any third party any proprietary rights, except for commercially available software, or, to the knowledge of the Company and the Sellers, infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties. To the knowledge of the Sellers or the Company, no activity of any third party infringes upon the rights of the Company to the items listed in Section 3.17 of the Seller Disclosure Schedule. The Company has good title to all of the trademarks and trade names listed in Section 3.17 of the Seller Disclosure Schedule hereto free and clear of any lien, charge, license or other encumbrance.

     SECTION 3.18  Immigration Compliance.

     (a) The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, directives and regulations relating to the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and, to its knowledge, the Company has not employed nor, to its knowledge, is it currently employing any unauthorized aliens (as such term is defined under 8 CFR 27a.1(a)).

     (b) The Company has not received any notice from the Immigration and Naturalization Service (the "INS") or the U.S. Department of Labor (the "DOL") of the disapproval or denial of any visa petition pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of the Company.

     (c) Section 3.17 (c) of the Seller Disclosure Schedule contains a true, complete and accurate list of all non-immigrant or immigrant visa petitions pending before the INS and labor certifications pending before the DOL on behalf of any of the employees or prospective employees of the Company.

     (d) Since the approval of each of their respective H-1B non-immigrant visa petitions, there has been no material change in the terms and conditions of employment of any employees of the Company, provided that it is acknowledged that certain employees from time to time unilaterally breach the terms of their employment with the Company.

     (e) The Company shall have delivered to Buyer by the Closing Date true, accurate and complete copies of all visa petitions (and all supporting documents) submitted to the INS for all employees employed by the Company pursuant to non-immigrant visa petitions filed by the Company and for all such prospective employees of the Company.

     SECTION 3.19 Insurance. All fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company is in character and amount at least equivalent to that generally carried by persons engaged in similar businesses of comparable size as the Company, and all such policies are with reputable insurance carriers and provide adequate coverage for all normal risks incident to the business of the Company and its respective properties and assets.

     SECTION 3.20 Accounts Receivable. The accounts receivable of the Company as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, and the Company has made reserves adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as could not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Sellers.

     SECTION 3.22 Change in Control Payments. The Company is neither a party nor subject to any plan, program or agreement pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

     SECTION 3.23 Expenses. Section 3.23 of the Seller Disclosure Schedule sets forth a description of all of the estimated expenses of the Company which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

     SECTION 3.24 Full Disclosure. No representation or warranty made by the Sellers or the Company contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company or the Sellers to Buyer in, or pursuant to the provisions of, this Agreement, including without limitation the Seller Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     Buyer hereby represents and warrants to the Company and the Sellers that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Buyer to the Sellers that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV (the "Buyer Disclosure Schedule"):

     SECTION 4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.

     SECTION 4.2 Charter and By-Laws. Buyer has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Buyer is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 4.3 Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

     SECTION 4.4  No Conflict, Required Filings and Consents.

     (a) Except as set forth in Section 4.4 of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Buyer, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Buyer's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Act and Blue Sky Laws, which will be complied with in all material respects within the applicable times required.

     SECTION 4.5 Capitalization. The authorized capital stock of the Buyer consists of (i) 35,000,000 shares of Buyer Common Stock and (ii) 96,632 shares of Class A Preferred Stock, par value $.01 per share ("Preferred Stock"). As of the date hereof, there were (i) 28,724,680 shares of Buyer Common Stock issued and outstanding, (ii) 17,695 shares of Preferred Stock outstanding, and (iii) 3,000,000 shares of Buyer Common Stock reserved for future issuance pursuant to Buyer's stock plans (the "Buyer Stock Plans"). Except for awards outstanding under the Buyer Stock Plans or as otherwise set forth in Section 4.5 of the Buyer Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital stock of the Buyer or obligating Buyer to issue or sell any shares of capital stock of, or other equity interests in, the Buyer.

     SECTION 4.6 Purchase for Investment. The Shares to be purchased by Buyer pursuant to this Agreement are being acquired for investment only without a view to any public distribution.

     SECTION 4.7  Financial Condition.

     (a) Attached to the Buyer Disclosure Schedule is the unaudited balance sheet of the Buyer as of June 30, 1999 and the related statement of operations for the six-month period then ended (the "Interim Financial Statements"). The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles, except for the absence of footnotes. Such balance sheet presents fairly in all material respects the financial position of the Buyer as of June 30, 1999, and such statement of operations presents fairly in all material respects the results of operations of the Buyer for the six months then ended, all subject to year-end adjustments consisting of normal recurring items that do not, individually or in the aggregate, materially and adversely affect the financial condition or results of operations from that presented.

     (b) Except as set forth in the Interim Financial Statements, the Buyer has no material liabilities of any nature (matured or unmatured, accrued, fixed or contingent), except liabilities incurred in the ordinary course of business since June 30, 1999.

     (c) Since June 30, 1999 there has not been (i) any Material Adverse Effect, (ii) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Buyer, or any agreement or commitment therefor, (iii) any loan by the Buyer to, or any loan to the Buyer from, any officer, director, employee or stockholder of the Buyer, or any agreement or commitment therefor (other than travel and other advances in the ordinary course of business), or
(iv) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, property or business of the Buyer.

     SECTION 4.8 Title; Condition of Property. The Buyer has good title to all of its property and assets, real, personal or mixed, tangible or intangible, free and clear of all liens, security interest, charges and encumbrances of any kind, except for any liens, security interests, charges or other encumbrances that would not have a Material Adverse Effect.

     SECTION 4.9 Intellectual Property Rights. The Buyer owns or has the right to use pursuant to license, sublicense or agreement all patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other proprietary rights necessary to the conduct of the business of the Buyer (the "Buyer Intellectual Property"), free and clear of any lien, charge, license or other encumbrance. To the knowledge of the

Buyer, (a) the Buyer has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and (b) no activity of any third party infringes upon the rights of the Buyer with respect to the Buyer Intellectual Property.

     SECTION 4.10 Litigation. There are no claims, actions, suits, proceedings or investigations now pending or, to the knowledge of the Buyer, threatened against the Buyer or any properties or rights of the Buyer before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body.

     SECTION 4.11 No Defaults. The Buyer is not in violation or breach of, or in default under, any provisions of (a) its Certificate or Incorporation or By-Laws, any note or other obligation for borrowed money or the deferred purchase price of property, or any other material agreement or commitment to which the Buyer is a party or by which it or any of its property is bound or affected, or
(b) any ruling, writ, injunction, order, judgement or decree of any court, administrative agency or other governmental body, and, to the knowledge of the Buyer, there exists no condition which, after notice, lapse of time, or both, would constitute a violation or breach of, or a default under, any of the foregoing.

     SECTION 4.12 Taxes. The Buyer has filed all Tax Returns which are required to be filed by it, and all such Tax Returns were true and correct in all material respects when filed. The Buyer has paid all Taxes pursuant to such returns or pursuant to any assessments received by it or which it is obligated to withhold from amounts owing to any employee, creditor or third party (and the Buyer has withheld all Taxes that it is obligated to withhold), except, in each case, for those which are not yet due and payable pursuant to such Tax Returns. The Buyer has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any tax assessment or deficiency. The Buyer has never filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations, or filed an election pursuant to
Section 1362(a) of the Code to be treated for federal income tax purposes as an S corporation.

     SECTION 4.13 Agreements. Section 4.13 of the Buyer Disclosure Schedule sets forth all of the following types of contracts to which the Buyer is a party: (a) written or oral contracts not made in the ordinary course of business and which are material to the business of the Buyer and (b) whether or not made in the ordinary course of business, all (i) employment and consulting agreements with the senior executive officers of the Buyer listed in Section 4.13 of the Buyer Disclosure Schedule, (ii) bonus, pension, profit-sharing, retirement, stock purchase, stock option and similar plans, contracts and understandings for the benefit of any officer, director or stockholder, other than those that benefit employees generally, (iii) agreements relating to the financing of the Buyer, whether by means of loans to, or purchase of capital stock from, the Buyer, (iv) any guaranties of any obligation for borrowed money or otherwise and
(v) agreements or other commitments for capital expenditures in excess of $1,000,000 in the aggregate. The Buyer has furnished to the Sellers true and correct copies of the agreements set forth in Section 4.13 of the Buyer Disclosure Schedule and requested by the Sellers or their authorized representatives.

     SECTION 4.14 Compliance. The Buyer has complied in all material respects with all federal, state, local and foreign laws, statutes, ordinances, rules, regulations and orders applicable to its business, the failure to comply with which would have a Material Adverse Effect.

     SECTION 4.15  Validity of Shares.   The shares of Buyer Common Stock to be
issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

     SECTION 4.16  Related Party Transactions.  Except as set forth in Section
4.16 of the Buyer Disclosure Schedule, no current employee or current or former stockholder, director or officer of the Buyer and no "associate" (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934) of any such person, is currently, directly or indirectly, a party to any transaction (other than as an employee) with the Buyer providing for the furnishing of services by, or the purchase, rental or licensing of real or personal property from, or otherwise requiring cash payments to, any such person.

     SECTION 4.17 Exemptions from Securities Laws. Subject to the accuracy of the representations and warranties of the Sellers set forth in Section 2.6 hereof, the offer, issuance, sale and delivery of the Buyer Common Stock are exempt from the provisions of Section 5 of the Securities Act of 1933, and no consent, approval, qualification, registration or filing under any state securities law is required in connection therewith.

     SECTION 4.18 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Sellers by or on behalf of the Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     SECTION 4.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE CLOSING

     SECTION 5.1 Conduct of Business by the Company Pending the Closing. The Company and the Sellers covenant and agree that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, unless Buyer shall otherwise agree in writing, the Company shall, and the Sellers shall cause the Company to, conduct its business only in, and the Company shall not, and the Sellers shall cause the Company not to, take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, and the Sellers shall cause the Company not to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer:

     (a) amend or otherwise change the Articles of Organization or By-Laws of the Company;

     (b) issue, sell, pledge, dispose of or voluntarily encumber, or authorize the issuance, sale, pledge, disposition or voluntary encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company;

     (c) sell, pledge, dispose of or voluntarily encumber any assets (tangible or intangible) of the Company except for (i) dispositions of obsolete or worthless assets and (ii) sales of immaterial assets not in excess of $10,000 in the aggregate;

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing; provided, however, that the Company may make a distribution to the Sellers on the day immediately preceding the Closing Date, as set forth in Sections 6.8 and 6.13 hereof;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances;
(iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

     (f) increase the compensation payable or to become payable to its officers or employees other than in the ordinary course of business, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law; provided, however, that the Company may provide for bonus payments to be made (x) to each of Richard Kane, Kevin Kuechler and Peter Walsh (the "Specified Employees") in an amount not to exceed $400,000 in the aggregate, and (y) to the extent that the bonus payments made to the Specified Employees are, in the aggregate, less than $400,000, to Thomas Waite and Allan Cohen in an aggregate amount which, together with the bonuses paid to the Specified Employees pursuant to this proviso, equals $400,000;

     (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 5.2  No Solicitation.

     (a) The Sellers and the Company shall not, and the Sellers shall cause the Company not to, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any Seller, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to herein as an

"Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

     (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall immediately notify Buyer after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing.

     (c) The Company and the Sellers shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Buyer) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (d) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company to assist with Acquisition Proposals are aware of the restrictions described in this Section 5.2.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Access to Information. Upon reasonable notice, the Company shall afford to Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during the period from the date of this Agreement to the Closing, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request, and shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Buyer may reasonably request.

     SECTION 6.2 Consents; Approvals. The Company and Buyer shall each use its reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States governmental and regulatory rulings and approvals), and the Company and Buyer shall make all filings (including, without limitation, all filings with United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Buyer and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Buyer shall furnish promptly all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 6.3 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company or Buyer, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.2(b) or 7.3(b) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 6.4 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Without limiting the foregoing, each of the parties hereto agrees that it shall file all Tax Returns in a manner that is consistent with the terms of this Agreement.

     SECTION 6.5 Public Announcements. Buyer, the Sellers and the Company shall consult with each other before issuing any press release with respect to the transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld.

     SECTION 6.6 Conveyance Taxes. Buyer, the Sellers and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes, which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Closing.

     SECTION 6.7 Preparation and Filing of Tax Returns and Liability for Taxes.

     (a) The Sellers shall prepare and file or cause to be prepared and filed all Tax Returns for the Company and each entity to which the Company is a successor in interest (whether by merger or otherwise) for all taxable periods that end before the Closing Date. The Sellers shall pay all Tax liabilities of the Company and each entity to which the Company is a successor in interest (whether by merger or otherwise) for all taxable periods (or portions thereof) that end before the Closing Date.

     (b) Each party hereto shall, and shall cause its subsidiaries and affiliates, if any, to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Returns, amended Tax Returns or claims for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Tax Returns pursuant to this Agreement shall bear all costs of filing such Tax Returns.

     SECTION 6.8 Partnership Interest; Artwork. On the day immediately preceding the Closing Date, the Sellers shall cause the Company to distribute to the Sellers all of the Company's right, title and interest in and to (a) the partnership interest held by the Company in the Partnership (the "Partnership Interest") and (b) any and all artwork owned by the Company (the "Artwork").

     SECTION 6.9 Reservation of Shares. Buyer agrees to reserve 186,000 shares of Buyer Common Stock for the issuance of Buyer Common Stock or options to purchase Buyer Common Stock to employees of the Company promptly following the Closing, which shares shall be separate and apart from any additional shares that may be issued under any employee benefit plan of the Buyer in which such employees are entitled to participate. The allocation of such future grants of stock or options is set forth on Exhibit 6.9.

     SECTION 6.10  Noncompetition/Nonsolicitation.

     (a) For a period of 12 months after the Closing Date (the "Noncompete Period"), each of Thomas Waite and Allan Cohen agrees that he shall not, within the United States, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the strategic consulting business of the Company; provided that passive ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not, in and of itself, be deemed to violate this
Section 6.10.

     (b) During the Noncompete Period, each of Thomas Waite and Allan Cohen agrees that he shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company within 180 days prior to the time such employee was hired, or is to be hired, by either of Thomas Waite or Allan Cohen, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the strategic consulting business of the Company or with which the Company is entertaining discussions or has requested and received information relating to the acquisition of such business by the Company.

     (c) For a period of 18 months after the Closing Date, each of Thomas Waite and Allan Cohen agrees that he shall not perform strategic consulting services for any business or entity that has been a customer or client of the Company since January 1, 1998.

     (d) If, at the time of enforcement of this Section 6.10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. The parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 6.10. Therefore, in the event of a breach or threatened breach of this Section 6.10, the Buyer or its successors or assigns may, in addition to other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

     SECTION 6.11  Confidentiality.

     (a) The Company and the Sellers agree that, unless and until the Closing has been consummated, each of the Company and the Sellers will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby and unless the Company or the Sellers are otherwise required to disclose such data or information by law. Information generally known in the Buyer's industry or which has been disclosed to the Company or the Sellers by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, the Company and the Sellers will return to the Buyer (or certify that they have destroyed) all copies of such data and information.

     (b) The Buyer agrees that, unless and until the Closing has been consummated, the Buyer will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company or the Sellers with respect to the Company's business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby and unless the Buyer is otherwise required to disclose such data or information by law. Information generally known in the Company's industry or which has been disclosed to the Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, the Buyer will return to the Company (or certify that it has destroyed) all copies of such data and information.

     SECTION 6.12 Repayment of Loan. Prior to the Closing Date, the Sellers shall cause the Company to pay in full the outstanding amount of all line of credit loans (collectively, the "Bank Loan") at any time made by BankBoston, N.A. or any affiliate thereof to the Company, together with all interest accrued through the date of repayment and not previously paid.

     SECTION 6.13  Pre-Closing Date Distribution.

     (a) On the day immediately preceding the Closing Date, the Sellers shall cause the Company to distribute to the Sellers (i) cash and (ii) accounts receivable of the Company (the "Distributed Receivables") having an aggregate value, immediately prior to the Closing Date, equal to the Distribution Amount (defined below).

     (b) Subject to the provisions of Section 6.13(e) of this Agreement, the "Distribution Amount" shall be $171,472.00.

     (c) The term "Closing Balance Sheet" shall mean the balance sheet of the Company, as of the close of business on August 31, 1999 (but in all events following the distribution of the Partnership Interest and the Artwork and the payment in full of the Bank Loan); provided, however, that the Closing Balance Sheet shall not include the Partnership Interest or the Artwork as an asset, or the Bank Loan as a liability, and provided, further, that the Closing Balance Sheet shall include as a liability the aggregate amount of bonuses, not to exceed $400,000, to be paid to the Specified Employees and/or Thomas Waite and Allan Cohen, as contemplated by the proviso in Section 5.1(f) of this Agreement. Such Closing Balance Sheet, together with a written calculation of the Distribution Amount in reasonable detail, shall be prepared by the Sellers and delivered to the Buyer on the Closing Date.

     (d) The Distributed Receivables shall include any and all loans to the Partnership (item 1120 on the Closing Balance Sheet) and any and all amounts due from employees (item 1140 on the Closing Balance Sheet) as of the close of business on the day immediately preceding the Closing Date.

     (e) Buyer agrees that it will cause the Company (or any successor thereto) to act as the agent for the Sellers for purposes of collecting the Distributed Receivables, and that it will cause the Company (or any successor thereto), as agent, to use its reasonable best efforts to collect in full the Distributed Receivables. Buyer shall cause the Company (or any successor thereto) to remit any amounts collected in respect of the Distributed Receivables to the Sellers within five business days following the end of each week; provided, however, that any such amounts collected by the Company in payment of the Distributed Receivables shall first be applied to the payment of any liabilities (net of any prepaid expenses paid by the Company prior to the date of the Closing Balance Sheet and not reflected on the Closing Balance Sheet) of the Company accrued prior to the date of the Closing Balance Sheet and assumed by the Buyer, whether or not such liabilities are reflected on the Closing Balance Sheet, and the balance of such amounts collected by the Company shall be remitted to the Sellers as provided in this Section 6.13(e). All such remittances shall be made to the Sellers in proportion to their percentage ownership in the stock of the Company immediately prior to the Closing. In the event that a portion of the accounts receivable owing from a single account debtor constitutes Distributed Receivables and a portion constitutes accounts receivable retained by the Company, Buyer shall cause the Company (or any successor thereto) to apply any payments received from such account debtor, which payments are not designated as payment in respect of the Distributed Receivables or the receivables retained by the Company, to the accounts receivable owing from such account debtor in the order in which such account receivables were billed.

     (f) In the event the Buyer determines that all or a portion of the accounts receivable or unbilled client expenses (as determined as of the close of business on August 31, 1999) retained by the Company (i.e., accounts receivable other than Distributed Receivables), if any, will not be able to be collected within three months following the Closing Date despite Buyer's reasonable best efforts, the Buyer shall give notice of such determination to Sellers. Upon receipt of such notice, Sellers may at their option assist Buyer in collecting the outstanding accounts receivable. In the event that not all retained accounts receivable are collected within six months, Sellers shall pay to the Buyer upon demand an amount equal to the uncollected accounts receivable and, upon request of the Sellers, the Buyer shall assign such uncollected accounts receivable (including those on account of unbilled client expenses) to the Sellers in proportion to their percentage ownership in the stock of the Company immediately prior to the Closing. If the Buyer reasonably determines that an account receivable retained by the Company is or will be uncollectible, it may withhold from amounts otherwise owing to the Sellers under paragraph (e) of this Section 6.13 an amount equal to the amount of the uncollectible account receivable.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

     SECTION 7.1 Conditions to Obligation of Each Party to Closing. The respective obligations of each party to consummate the purchase and sale of the Shares at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and sale of the Shares shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the sale of the Shares, which makes the consummation of the sale of the Shares illegal; and

     (b) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case seeking to prohibit or limit Buyer from exercising all material rights and privileges pertaining to its ownership or operation of the Company following the Closing or the ownership or operation by Buyer or any of its subsidiaries of all or a material portion of the business or assets of Buyer or any of its subsidiaries as a result of the transactions contemplated by this Agreement.

     SECTION 7.2 Additional Conditions to Obligations of Buyer. The obligation of Buyer to purchase the Shares at the Closing is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement shall have been true and correct in all material respects at and as of the date made, and shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date. In addition, all representations and warranties of the Company and the Sellers that are qualified by materiality or similar words shall have been true and correct in all respects when made and as of the Closing Date. Buyer shall have received a certificate to such effect signed by each of the Sellers and on behalf of the Company by the President of the Company;

     (b) Agreements and Covenants. Each of the Sellers and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Sellers or the Company at or prior to the Closing, and Buyer shall have received a certificate to such effect signed by each of the Sellers and on behalf of the Company by the President of the Company;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Sellers or the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Sellers or the Company;

     (d) Opinion of Counsel to the Company. Buyer shall have received an opinion of Foley, Hoag & Eliot, LLP, counsel to the Company, in form and substance reasonably satisfactory to Buyer;

     (e) Senior Management Agreements. Each of Thomas Waite and Allan Cohen shall have executed and delivered a senior management agreement with the Buyer, in substantially the form attached hereto as Exhibit 7.2(e) (the "Senior Management Agreements");

     (f) Stockholders Agreement. The Buyer shall have received executed counterparts of a joinder to the Stockholders Agreement dated as of March 23, 1999 among the Buyer and certain of its stockholders (the "Stockholders Agreement") from each of Thomas Waite, Allan Cohen and Fred Luconi, in substantially the form attached hereto as Exhibit 7.2(f).

     SECTION 7.3 Additional Conditions to Obligation of the Sellers. The obligations of the Sellers to sell the Shares at the Closing are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects at and as of the date made, and shall be true and correct, in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date. In addition, all representations and warranties of the Buyer that are qualified by materiality or similar words shall have been true and correct in all respects when made and as of the Closing Date. The Sellers shall have received a certificate to such effect signed by the President or a Vice President of the Buyer;

     (b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Sellers shall have received a certificate to such effect signed by the President of the Buyer;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Buyer for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by the Buyer;

     (d) Opinion of Counsel to Buyer. The Sellers shall have received an opinion of Ropes & Gray, counsel to the Buyer, in form and substance satisfactory to the Sellers; and

     (e) Senior Management Agreements. The Buyer shall have executed and delivered the Senior Management Agreements.

     (f) Registration Agreement. The Buyer shall have executed and delivered a joinder to the Registration Agreement dated as of March 23, 1999 among the Buyer (as successor to ZC Acquisition Corp.), GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI and certain of its stockholders (the "Registration Agreement"), in substantially the form attached hereto as Exhibit 7.3(f).

                                  ARTICLE VII

                                  TERMINATION

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written consent duly authorized by the Boards of Directors of the Buyer and the Company; or

     (b) by either Buyer or the Company if the Closing shall not have been consummated by September 17, 1999 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

     (c) by either Buyer or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the purchase and sale of the Shares (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party who has not complied with its obligations under Section 6.2 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (d) by Buyer, (i) if any representation or warranty of the Company or the Sellers set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Sellers or the Company set forth in this Agreement, in either case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied (either (i) or (ii) above being a "Seller Terminating Breach"), provided, that, if such Seller Terminating Breach is curable prior to September 17, 1999 by the Sellers or the Company through the exercise of their or its reasonable best efforts and for so long as the Sellers and the Company continue to exercise such reasonable best efforts, Buyer may not terminate this Agreement under this Section 8.1(d); or

     (e) by the Company, (i) if any representation or warranty of Buyer set forth in this Agreement shall be untrue when made, or (ii) upon a breach by Buyer of any covenant or agreement set forth in this Agreement, in either case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied (either (i) or (ii) above being a "Buyer Terminating Breach"), provided, that, if such Buyer Terminating Breach is curable prior to September 17, 1999 by Buyer through the exercise of its reasonable best efforts and for so long as Buyer continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(e).

     SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (other than with respect to the provisions of all of Articles 8 and 9, and Sections 10.1, 10.2, 10.7 and 10.12, each of which shall survive any such termination); provided, however, that no termination shall relieve any party from any liability arising from or relating to breach prior to termination.

     SECTION 8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing occurs; provided that the fees and expenses of the Company incurred in connection with this Agreement and the transaction contemplated hereby shall be deemed to be expenses of the Sellers.

                                  ARTICLE IX

                                INDEMNIFICATION

     SECTION 9.1  Survival of Representations and Warranties.

     (a) The representations and warranties of the Sellers made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing for a period of two years from the Closing Date, provided, however, that (i) the representations and warranties contained in Sections 2.5 and 3.4 shall survive indefinitely and (ii) the representations and warranties that relate to Taxes in Section 3.15, shall survive until the expiration of the applicable statutes of limitations for such Taxes (including any extensions thereof), provided, further, that representations and warranties with respect to which a claim for indemnification is made within the applicable survival period shall survive until such claim is finally determined and paid.

     (b) The representations and warranties of the Buyer made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing for a period of two years following the Closing Date, provided, however, that representations and warranties with respect to which a claim for indemnification is made within such two-year period shall survive until such claim is finally determined and paid.

     (c) No claim for indemnification may be made with respect to a representation and warranty after the expiration of the applicable survival period, other than claims based on fraud.

     SECTION 9.2 Indemnification by the Sellers. The Sellers, jointly and severally, (each in his capacity as an indemnifying party, an "Indemnifying Party") covenants and agrees that he will indemnify, defend, protect, and hold harmless the Buyer and the Company and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Indemnitee as a result of or incident to:

     (a) any breach of any representation or warranty of the Sellers set forth herein or in any certificate or other document delivered in connection herewith (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom);

     (b) any breach or nonfulfillment by the Sellers or the Company of, or any noncompliance by the Sellers or the Company with, any covenant, agreement, or obligation contained herein; and

     (c) any Taxes of any kind relating to or arising in connection with the transfer of the Shares to the Buyer;

     provided, however, that in the case of any breach by any Seller of any representation or warranty contained in Section 2 or any covenant, agreement or obligation contained in this Agreement, such breaching Seller shall be severally (and not jointly and severally) liable, for any indemnification obligations under this Section 9 resulting from such breach, and each non-breaching Seller shall have no liability for any indemnification obligations under this Section 9 resulting from such breach.

     SECTION 9.3 Indemnification by the Buyer. The Buyer (in its capacity as an indemnifying party, an "Indemnifying Party") covenants and agrees that it will indemnify, defend, protect and hold harmless each of the Sellers (each in his capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all Damages incurred by such Indemnitee as a result of or incident to (a) any breach of any representation or warranty of the Buyer set forth herein or in any certificate or other document delivered in connection herewith (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom) and any misrepresentation in connection with this Agreement or the transactions contemplated hereby; and (b) any breach or nonfulfillment by the Buyer of, or noncompliance by the Buyer with, any covenant, agreement or obligation contained herein or in any certificate or other document delivered in connection herewith.

     SECTION 9.4 Third Person Claims. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person as to which such Indemnitee desires to seek indemnification hereunder, the Indemnitee shall give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the Indemnitees' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person, then the Indemnifying Party shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Indemnifying Party shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Indemnifying Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Indemnitee shall control the portion of defense of any claim or proceeding seeking equitable relief against Indemnitee that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnifying Party has not assumed the defense of any claim. Whether or not the Indemnifying Party shall have assumed the defense of any claim, neither the Indemnitee nor the Indemnifying Party shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of a party controlling the defense to act upon a request for consent to such settlement within ten business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Article 9.

     SECTION 9.5 Limitations on Indemnification. No Indemnitee shall be entitled to indemnification under this Article 9 for Damages for breaches of representations and warranties until the aggregate amount of such Damages incurred by Indemnitee exceeds $100,000, in which event such persons shall be entitled to indemnification for the aggregate cumulative amount of all Damages in excess of $100,000; provided, however, that the liability of any Seller for any indemnification obligations under this Section 9 shall be limited to the amount of the Purchase Price paid to such Seller.

     SECTION 9.6 Method of Payment. All claims for indemnification shall be payable in cash.

     SECTION 9.7 Exclusive Remedy. This Section 9 shall provide the sole and exclusive remedy for any and all losses sustained or incurred by the Sellers, the Buyer and the Company or the successors and assigns of the foregoing other than for equitable action and fraud.

                                   ARTICLE X

                              GENERAL PROVISIONS

     SECTION 10.1 Disclosure. Any disclosure made with reference to one or more sections of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed disclosed only with respect to such section or sections.

     SECTION 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)  If to the Buyer:

               ZEFER Corp.
               711 Atlantic Avenue
               Boston, MA 02111
               Attention: Executive Vice President and General Counsel Telephone No.: (617) 451-8000
               Telecopier No.: (617) 451-8001

     With a copy to:

               Ropes & Gray
               One International Place
               Boston, MA 02110
               Attention:  Keith F. Higgins, Esq.
               Telephone No.: (617) 951-7000
               Telecopier No.:(617) 951-7050

     (b) If to the Sellers, at such persons address shown on the signature page hereto and if to the Company:

               Waite & Company, Inc.
               20 Park Plaza, 11th Floor
               Boston, Massachusetts 02116
               Attention:  Managing Director
               Telephone No.:  (617) 574-8000
               Telecopier No:  (617) 574-8080

               With a copy to:

               Foley, Hoag & Eliot LLP
               One Post Office Square
               Boston, MA 02109
               Attention:  Robert Birnbaum, Esq.
               Telephone No.: (617) 832-1106
               Telecopier No.:(617) 832-7000

     SECTION 10.3 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

     (b) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "knowledge" means actual knowledge after reasonable investigation and, with respect to the Company, means the actual knowledge after reasonable investigation of any director or executive officer of the Company, including, without limitation, each Seller and Lynne Richardson;

     (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of the Company, Buyer or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Buyer or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 10.5 Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 10.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 10.9 Assignment. Neither party may assign any of its rights under this Agreement, except that Buyer may assign all or any of its rights hereunder to any wholly-owned subsidiary of the Buyer provided that no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns, including any heirs, executors or administrators, of the parties.

     SECTION 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

     SECTION 10.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. Subject to the provisions of
Section 9.7, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

     SECTION 10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Buyer, the Company and the Sellers have caused this Stock Purchase Agreement to be executed as of the date first written above.


                                 ZEFER CORP.


                                 By: /s/ Sean Mullaney
                                    -----------------------------------
                                      Name:  Sean Mullaney
                                      Title: Vice President


                                 WAITE & COMPANY, INC.


                                 By: /s/ Thomas Waite
                                    -----------------------------------
                                      Name:  Thomas Waite
                                      Title: President


                                    /s/ Thomas Waite
                                    -----------------------------------
                                    Thomas Waite
                                    No. of Shares of Common Stock:  203,883
                                                                    -------
                                    Address: 113 Marlborough Street
                                             Boston, Massachusetts  02116


                                    /s/ Allan Cohen
                                    -------------------------------------
                                    Allan Cohen
                                    No. of Shares of Common Stock:  87,379
                                                                    ------
                                    Address: 541 Franklin Street
                                             Cambridge, Massachusetts  02139


                                    /s/ Fred Luconi
                                    -------------------------------------
                                    Fred Luconi
                                    No. of Shares of Common Stock:  8,738
                                                                    -----
                                    Address: 116 Popponesset Island Road
                                             Mashpee, Massachusetts  02649